Exhibit 12

                      THE CIT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                          Nine Months Ended
                                            September 30,                   Years Ended December 31,
                                          -----------------      -----------------------------------------------
                                           1998       1997        1997      1996       1995      1994      1993
                                           -----      -----       -----     ----       -----     -----     -----
                                                               (Dollar Amounts in Millions)
Net Income                               $ 251.5    $ 239.1     $ 310.1    $ 260.1    $ 225.3   $201.1    $182.3
Provision for income taxes                 138.0      137.5       178.0      155.7      139.8    123.9     128.5
                                         -------    -------     -------    -------    -------   ------    ------
Earnings before provision
   for income taxes                        389.5      376.6       488.1      415.8      365.1    325.0     310.8
                                         -------    -------     -------    -------    -------   ------    ------
Fixed Charges:
   Interest and debt expenses
     on indebtedness                       766.2      693.7       937.2      848.3      831.5    614.0     508.0
   Interest factor-one third of rentals
     on real and personal properties         7.4        6.7         8.5        8.1        7.9      7.9       8.0
   Minority interest in subsidiary
     trust holding solely debentures
     of the company                         14.4       11.5        16.3         --         --       --        --
                                        --------   --------    --------   --------   --------   ------    ------
Total fixed charges                        788.0      711.9       962.0      856.4      839.4    621.9     516.0
                                        --------   --------    --------   --------   --------   ------    ------
   Total earnings before provisions for
     income taxes and fixed charges     $1,177.5   $1,088.5    $1,450.1   $1,272.2   $1,204.5   $946.9    $826.8
                                        ========   ========    ========   ========   ========   ======    ======
Ratio of Earnings to Fixed Charges          1.49       1.53        1.51       1.49       1.44     1.52      1.60